                                                                    Exhibit 23.2

                          Independent Auditors' Consent

The Board of Directors
Factory Card & Party Outlet Corp.:

We consent to the use of our reports dated March 22, 2002, except as to note 12, which is as of April 8, 2002, with respect to the consolidated balance sheets of Factory Card Outlet Corp. as of February 2, 2002 and February 3, 2001, and the related consolidated statements of operations, stockholders' deficit and cash flows for the fiscal years ended February 2, 2002, February 3, 2001 and January 29, 2000 incorporated by reference herein.

/s/ KPMG LLP
Chicago, Illinois

July 10, 2002